Exhibit 10.1

2008 Short Term Incentive Plan Description

The GTSI 2008 Short Term Incentive Plan provides a bonus opportunity to all its eligible executive officers according to a formula based upon the Company’s earnings before taxes (EBT). Participating executives are identified by the Compensation Committee, and include the Company’s Named Executive Officers. The annual short term incentive is intended to be paid or not paid primarily based on actions and decisions taken for that fiscal year which directly affect earnings, using a detailed formula and specific goals. Taxes are excluded because tax payments are not related to annual decisions on business.

The actual formula applied to each eligible executive officer is based on the executives’ overall market compensation analysis and is tied to overall Company performance, a result that is not within the individual executive’s control. Individual bonuses are calculated as a percentage of base salary and range from 30% to 70% (at 100% attainment) in the case of officers generally, other than the Chief Executive Officer. The CEO is entitled to bonuses calculated at 95% of his base salary (at 100% attainment).

Bonus payments are payable in the ratio of the percentage of the goal achieved upon attainment of EBT. The Short Term Incentive Plan is an annual program set up to reward Executives for hitting significant stretch profitability goals throughout the calendar year. The program is measured in four quarterly segments and weighted in the following manner:  1/4th (Q1), 1/4th (Q2), 1/4th (Q3), 1/4th (Q4). The Short Term Incentive Plan has a minimum threshold that needs to be met in order for a payout to be awarded and has a maximum payout of 350% of the Executive’s eligible incentive.

Beginning at a given quarterly attainment level (either 100% or 125% to be subsequently decided by the Committee), a portion of the amount earned over 100% will be deferred to the end of 2008. If the Company meets and exceeds its annual target by more than the determined attainment level, the deferred amount will be paid (in cash or restricted shares as applicable) to the eligible Executives. The deferred amounts will be deposited into a liquid money market account with any accrued interest included in any subsequent payment to an eligible Executive.

The nature of the business consistently delivers some revenue fluctuations between quarters. In each quarter significant deals may be delayed in being awarded due to funding delays at the client level. When this happens the incentive awarded as measured by quarterly EBT results may not adequately reflect the actual performance or work accomplished. The favorable look back provision applied at both the end of each quarter and again at the end of the year would allow the Company to reward the Executives for overall performance and not be penalized by the quarterly lumpiness.